Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Lee Fishman	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4227	510.628.4534
lfishman@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES FIRST QUARTER 2021 RESULTS

●	1Q21 EPS of $1.99 vs. $0.09 in 1Q20
●	1Q21 Net Income of $87.2 million vs. $3.8 million in 1Q20
●	1Q21 EBITDA of $160.5 million vs. $46.5 million in 1Q20
●	Year-over-year increase in consolidated operating income driven primarily by China service strength

HONOLULU, Hawaii (April 27, 2021) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $87.2 million, or $1.99 per diluted share, for the quarter ended

March 31, 2021. Net income for the quarter ended March 31, 2020 was $3.8 million, or $0.09 per diluted share. Consolidated revenue for the first quarter 2021 was $711.8 million compared with $513.9 million for the first quarter 2020.

“Matson is off to a strong start to 2021 with continued solid performance in both Ocean Transportation and Logistics,” said Chairman and Chief Executive Officer Matt Cox. “Within Ocean Transportation, our China service continued to see significant demand for its CLX and CLX+ expedited ocean services as volume for e-commerce and other high demand goods remained elevated, which resulted in very strong pre- and post-Lunar New Year volumes. Our financial performance in the China service was the primary driver of the increase in consolidated operating income year-over-year. Currently, significant supply chain congestion continues, particularly at the California ports, and these conditions will most likely persist through the second quarter and into the traditional peak season. We also expect demand in the Transpacific tradelane to remain favorable as elevated consumption trends, including heightened e-commerce activity, are expected to continue beyond the second quarter. Consequently, we expect significant demand for our expedited CLX and CLX+ services to remain throughout the peak season into late October.”

Mr. Cox added, “In our other core tradelanes, we continued to see steady demand for sustenance and home improvement goods with higher year-over-year volumes. Logistics operating income increased year-over-year as a result of continued elevated goods consumption and inventory restocking in addition to favorable supply and demand fundamentals in our core markets.”

First Quarter 2021 Discussion and Update on Business Conditions

Ocean Transportation: The Company’s container volume in the Hawaii service in the first quarter 2021 was 0.6 percent higher year-over-year primarily due to higher demand for sustenance and home improvement goods, partially offset by one less westbound sailing and lower tourism activity as a result of the pandemic. The low tourism levels during the COVID-19 pandemic have had a meaningfully negative impact on Hawaii’s economy. With eased visitor travel restrictions and increased vaccinations on the mainland, tourism to the Hawaiian islands has recently picked up and is expected to accelerate into the summer as vaccinations become more widespread. The recovery in tourism is expected to lead to gradually improving economic conditions in the state, but the economic recovery trajectory continues to remain uncertain.

In China, the Company’s container volume in the first quarter 2021 increased 218.6 percent year-over-year primarily due to volume from the CLX+ service in addition to higher volume on the CLX service as a result of our increased capacity in the tradelane. Matson continued to realize a significant rate premium in the first quarter 2021 and achieved average freight rates that were considerably higher than in the year ago period. At present, significant supply chain congestion continues, particularly at the California ports, and these conditions will most likely persist through the second quarter 2021 and into the traditional peak season. We also expect demand in the Transpacific tradelane to remain favorable as elevated consumption trends, including heightened e-commerce activity, are expected to continue beyond the second quarter. Accordingly, we expect significant demand for our expedited CLX and CLX+ services to remain throughout the peak season into late October.

In Guam, the Company’s container volume in the first quarter 2021 increased 2.0 percent year-over-year primarily due to higher demand for sustenance and home improvement goods, partially offset by lower tourism activity as a result of the pandemic. In the near-term, we expect depressed tourism levels to have a negative impact on the Guam economy.

In Alaska, the Company’s container volume for the first quarter 2021 decreased 4.9 percent year-over-year as a result of lower northbound volume primarily due to one less sailing this year and volume related to a competitor’s dry-docking in the year ago period and lower southbound volume, partially offset by volume from the Alaska-to-Asia Express service. Normalizing for the one less sailing this year and volume related to a competitor’s dry-docking in the year ago period, Alaska volume increased approximately 2.5 percent. In the near-term, we expect the Alaska economy to slowly recover, but remain challenged until the pandemic subsides and the unemployment rate improves.

The contribution in the first quarter 2021 from the Company’s SSAT joint venture investment was $9.2 million, or $5.2 million higher than the first quarter 2020. The increase was driven by higher lift volume.

Logistics: In the first quarter 2021, operating income for the Company’s Logistics segment was $6.1 million, or $1.0 million higher compared to the operating income achieved in the first quarter 2020. The increase was due primarily to higher contributions from transportation brokerage and supply chain management as a result of elevated goods consumption and inventory restocking in addition to tight supply and demand fundamentals in our core markets.

Results By Segment

Ocean Transportation — Three months ended March 31, 2021 compared with 2020

	Three Months Ended March 31,
(Dollars in millions)	2021	2020	Change
Ocean Transportation revenue	$560.5	$400.9	$159.6	39.8%
Operating costs and expenses	(446.4)	(393.0)	(53.4)	13.6%
Operating income	$114.1	$7.9	$106.2	1,344.3%
Operating income margin	20.4%	2.0%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	35,700	35,500	200	0.6%
Hawaii automobiles	10,700	13,300	(2,600)	(19.5)%
Alaska containers	17,300	18,200	(900)	(4.9)%
China containers	41,100	12,900	28,200	218.6%
Guam containers	5,000	4,900	100	2.0%
Other containers (2)	4,000	4,100	(100)	(2.4)%

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue increased $159.6 million during the three months ended March 31, 2021, compared with the three months ended March 31, 2020. The increase was primarily due to higher freight revenue in the China service, including revenue associated with the CLX+ service, partially offset by lower fuel-related surcharge revenue and lower service revenue in Alaska.

On a year-over-year FEU basis, Hawaii container volume increased 0.6 percent primarily due to higher demand for sustenance and home improvement goods, partially offset by one less westbound sailing and lower tourism activity as a result of the pandemic; Alaska volume decreased 4.9 percent due to lower northbound volume primarily due to one less sailing this year and volume related to a competitor’s dry-docking in the year ago period and lower southbound volume, partially offset by volume from the Alaska-to-Asia Express service; China volume was 218.6 percent higher primarily due to volume from the CLX+ service in addition to higher volume on the CLX service as a result of our increased capacity in the tradelane; Guam volume was 2.0 percent higher primarily due to higher demand for sustenance and home improvement goods, partially offset by lower tourism activity as a result of the pandemic; and Other containers volume decreased 2.4 percent.

Ocean Transportation operating income increased $106.2 million during the three months ended March 31, 2021, compared with the three months ended March 31, 2020. The increase was primarily due to a higher contribution from China, including the contribution from the CLX+ service, and a higher contribution from SSAT, partially offset by a lower contribution from the Alaska service and higher depreciation.

The Company’s SSAT terminal joint venture investment contributed $9.2 million during the three months ended March 31, 2021, compared to a contribution of $4.0 million during the three months ended March 31, 2020. The increase was driven by higher lift volume.

Logistics — Three months ended March 31, 2021 compared with 2020

	Three Months Ended March 31,
(Dollars in millions)	2021	2020	Change
Logistics revenue	$151.3	$113.0	$38.3	33.9%
Operating costs and expenses	(145.2)	(107.9)	(37.3)	34.6%
Operating income	$6.1	$5.1	$1.0	19.6%
Operating income margin	4.0%	4.5%

Logistics revenue increased $38.3 million, or 33.9 percent, during the three months ended March 31, 2021, compared with the three months ended March 31, 2020. The increase was primarily due to higher transportation brokerage revenue.

Logistics operating income increased $1.0 million, or 19.6 percent, for the three months ended March 31, 2021, compared with the three months ended March 31, 2020. The increase was primarily due to higher contributions from transportation brokerage and supply chain management.

Liquidity, Cash Flows and Capital Allocation

Matson’s Cash and Cash Equivalents decreased by $2.6 million from $14.4 million at December 31, 2020 to $11.8 million at March 31, 2021. Matson generated net cash from operating activities of $122.9 million during the three months ended March 31, 2021, compared to $68.6 million during the three months ended March 31, 2020. Capital expenditures totaled $38.5 million for the three months ended March 31, 2021, compared with $35.2 million for the three months ended March 31, 2020. Total debt decreased by $61.2 million during the three months to $698.9 million as of March 31, 2021, of which $639.7 million was classified as long-term debt.

Under the recently amended debt agreements, as of March 31, 2021 Matson had available borrowings under its revolving credit facility of $616.9 million and a leverage ratio per the amended debt agreements of approximately 1.25x.

As previously announced, Matson’s Board of Directors declared a cash dividend of $0.23 per share payable on June 3, 2021 to all shareholders of record as of the close of business on May 6, 2021.

Teleconference and Webcast

A conference call is scheduled for 4:30 p.m. ET when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Executive Vice President and Chief Financial Officer, will discuss Matson’s first quarter results.

Date of Conference Call:	Tuesday, April 27, 2021
Scheduled Time:	4:30 p.m. ET / 1:30 p.m. PT / 10:30 a.m. HT
Participant Toll Free Dial-In #:	1-877-312-5524
International Dial-In #:	1-253-237-1144

The conference call will be broadcast live along with a slide presentation on the Company’s website at www.matson.com, under Investors. A replay of the conference call will be available approximately two hours after the call through May 4, 2021 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 7354223. The slides and audio webcast of the conference call will be archived for one full quarter on the Company's website at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates two premium, expedited services from China to Long Beach, California, provides service to Okinawa, Japan and various islands in the South Pacific, and operates an international export service from Dutch Harbor to Asia. The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout the continental U.S. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, Asia supply chain services, and forwarding to Alaska. Additional information about the Company is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and the information to be discussed in the conference call include non-GAAP measures. While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period. These non-GAAP measures include, but are not limited to, Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”) and Net Debt-to-EBITDA.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding performance and financial results, the COVID-19 pandemic and related economic effects, vaccinations, demand for expedited CLX and CLX+ services, supply and demand dynamics in the Transpacific tradelane, supply chain congestion, consumption trends, retail and e-commerce demand, retail inventory/sales ratio, tourism levels, vessel deployments and operating efficiencies, duration and availability of vessel charters, vessel transit times, organic growth opportunities, demand and volume levels in the China service and in the Hawaii, Alaska and Guam tradelanes, economic growth and drivers in Hawaii, Alaska and Guam, lift volumes at SSAT, capital expenditures and reducing debt. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; regional, national and international economic conditions; new or increased competition or improvements in competitors’ service levels; fuel prices, our ability to collect fuel-related surcharges and/or the cost or limited availability of low-sulfur fuel; delays or cost overruns related to the installation of scrubbers; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; the imposition of tariffs or a change in international trade policies; the magnitude and timing of the impact of public health crises, including COVID-19; any unanticipated dry-dock or repair expenses; any delays or cost overruns related to the modernization of terminals; consummating and integrating acquisitions; changes in general economic and/or industry-specific conditions; competition and growth rates within the logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing truck, rail, ocean and air carriers; changes in customer base due to possible consolidation among customers; conditions in the financial markets; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; the impact of future and pending legislation and regulations, including environmental legislation and regulations; government regulations and investigations; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; war, terrorist attacks or other acts of violence; the use of our information technology and communication systems and cybersecurity attacks; and the occurrence of marine accidents, poor weather or natural disasters. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2020 and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended
	March 31,
(In millions, except per share amounts)	2021	2020
Operating Revenue:
Ocean Transportation	$560.5	$400.9
Logistics	151.3	113.0
Total Operating Revenue	711.8	513.9

Costs and Expenses:
Operating costs	(544.7)	(448.3)
Income from SSAT	9.2	4.0
Selling, general and administrative	(56.1)	(56.6)
Total Costs and Expenses	(591.6)	(500.9)

Operating Income	120.2	13.0
Interest expense	(7.3)	(8.6)
Other income (expense), net	1.4	0.6
Income before Income Taxes	114.3	5.0
Income taxes	(27.1)	(1.2)
Net Income	$87.2	$3.8

Basic Earnings Per Share	$2.01	$0.09
Diluted Earnings Per Share	$1.99	$0.09

Weighted Average Number of Shares Outstanding:
Basic	43.4	43.0
Diluted	43.8	43.3

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(In millions)	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$11.8	$14.4
Other current assets	302.1	291.5
Total current assets	313.9	305.9
Long-term Assets:
Investment in SSAT	47.5	48.7
Property and equipment, net	1,684.0	1,689.9
Goodwill	327.8	327.8
Intangible assets, net	189.3	192.0
Other long-term assets	367.2	336.3
Total long-term assets	2,615.8	2,594.7
Total assets	$2,929.7	$2,900.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$59.2	$59.2
Other current liabilities	459.9	452.3
Total current liabilities	519.1	511.5
Long-term Liabilities:
Long-term debt, net of deferred loan fees	624.3	685.6
Deferred income taxes	396.1	389.6
Other long-term liabilities	361.3	352.7
Total long-term liabilities	1,381.7	1,427.9

Total shareholders’ equity	1,028.9	961.2
Total liabilities and shareholders’ equity	$2,929.7	$2,900.6

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
(In millions)	2021	2020
Cash Flows From Operating Activities:
Net income	$87.2	$3.8
Reconciling adjustments:
Depreciation and amortization	34.5	27.0
Amortization of operating lease right of use assets	23.9	17.4
Deferred income taxes	6.5	2.7
Share-based compensation expense	4.8	3.1
Income from SSAT	(9.2)	(4.0)
Distribution from SSAT	10.5	7.8
Other	(1.1)	(0.1)
Changes in assets and liabilities:
Accounts receivable, net	(7.7)	(12.9)
Deferred dry-docking payments	(9.5)	(2.6)
Deferred dry-docking amortization	6.6	6.1
Prepaid expenses and other assets	(4.8)	(0.2)
Accounts payable, accruals and other liabilities	5.6	38.9
Operating lease liabilities	(22.5)	(16.9)
Other long-term liabilities	(1.9)	(1.5)
Net cash provided by operating activities	122.9	68.6

Cash Flows From Investing Activities:
Capitalized vessel construction expenditures	—	(9.1)
Other capital expenditures	(38.5)	(26.1)
Proceeds from disposal of property and equipment	1.4	14.5
Cash deposits into Capital Construction Fund	—	(70.4)
Withdrawals from Capital Construction Fund	—	70.4
Net cash used in investing activities	(37.1)	(20.7)

Cash Flows From Financing Activities:
Repayments of debt	(14.4)	(11.4)
Proceeds from revolving credit facility	108.1	111.4
Repayments of revolving credit facility	(154.9)	(133.5)
Payment of financing costs	(3.0)	(3.1)
Dividends paid	(10.1)	(9.5)
Tax withholding related to net share settlements of restricted stock units	(14.1)	(4.5)
Net cash used in financing activities	(88.4)	(50.6)

Net Decrease in Cash, Cash Equivalents and Restricted Cash	(2.6)	(2.7)
Cash, Cash Equivalents and Restricted Cash, Beginning of the Period	19.7	28.4
Cash, Cash Equivalents and Restricted Cash, End of the Period	$17.1	$25.7

Reconciliation of Cash, Cash Equivalents and Restricted Cash, End of the Period:
Cash and Cash Equivalents	$11.8	$19.9
Restricted Cash	5.3	5.8
Total Cash, Cash Equivalents and Restricted Cash, End of the Period	$17.1	$25.7

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$5.7	$8.6
Income tax (refunds) and payments, net	$(0.4)	$(0.3)

Non-cash Information:
Capital expenditures included in accounts payable, accruals and other liabilities	$8.8	$3.5

MATSON, INC. AND SUBSIDIARIES

Total Debt to Net Debt and Net Income to EBITDA Reconciliations

(Unaudited)

NET DEBT RECONCILIATION

March 31,
(In millions)	2021
Total Debt (1):	$698.9
Less: Cash and cash equivalents	(11.8)
Net Debt	$687.1

EBITDA RECONCILIATION

	Three Months Ended
	March 31,			Last Twelve
(In millions)	2021	2020	Change	Months
Net Income	$87.2	$3.8	$83.4	$276.5
Add: Income taxes	27.1	1.2	25.9	91.8
Add: Interest expense	7.3	8.6	(1.3)	26.1
Add: Depreciation and amortization	32.3	26.8	5.5	117.7
Add: Dry-dock amortization	6.6	6.1	0.5	25.6
EBITDA (2)	$160.5	$46.5	$114.0	$537.7

(1)	Total Debt is presented before any reduction for deferred loan fees as required by GAAP.
(2)	EBITDA is defined as the sum of net income plus income taxes, interest expense and depreciation and amortization (including deferred dry-docking amortization). EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.